Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Internet Capital Group, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-34736, 333-76870, 333-76872, 333-126808 and 333-160252) on Form S-8, the registration statements (Nos. 333-115702 and 333-162447) on Form S-3 and the registration statement (No. 333-162448) on Form S-4 of Internet Capital Group, Inc. and subsidiaries of our reports dated March 16, 2010, with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Internet Capital Group, Inc.
Our report dated March 16, 2010 with respect to the consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009 refers to Internet Capital Group, Inc.’s retrospective change in accounting for convertible debt instruments that may be settled in cash upon conversion due to the adoption of a new accounting standard issued by the Financial Accounting Standards Board, as of January 1, 2009.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 16, 2010